Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of NYC MODA INC. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated June 15, 2011 on the balance sheet of NYC MODA INC. as at April 30, 2011, and the related statements of operations, stockholders' equity, and cash flows for the period from March 30, 2011 (date of inception) through April 30, 2011.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Aurora, Colorado

November 22, 2011

/s/Ronald R. Chadwick, P.C.

Ronald R. Chadwick, P.C.

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